Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Business First Bancshares, Inc. of our report dated October 14, 2019, with respect to the statements of net assets available for benefits of the Business First Bank Employee Retirement Plan and Trust, as of December 31, 2018 and 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and all related schedules, which report is included in the December 31, 2018 Annual Report on Form 11-K of the Business First Bank Employee Retirement Plan and Trust.

/s/ Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

October 18, 2019